Exhibit 10.22

SHARE ESCROW AGREEMENT

This Share Escrow Agreement (this “Agreement”), dated as of                     , 2019, is entered into by and among Cornerstone Management, Inc., a company formed under the laws of the British Virgin Island (the “Company”), and the Company’s shareholders listed on Exhibit A hereto (the “Shareholders”, and each, a “Shareholder”), ViewTrade Securities, Inc., a Delaware corporation (“ViewTrade”), and Pearlman Schneider LLP, a                  limited liability partnership, as escrow agent (the “Escrow Agent”).

WHEREAS, the Company is conducting an underwritten public offering (the “Offering”) of its ordinary shares, par value $0.001 per share (“Ordinary Shares”), with ViewTrade serving as representative of the underwriters;

WHEREAS, immediately prior to the Offering, the Company has a total of 148,390,000 issued and outstanding ordinary shares, par value of $0.001 per share (the “Total Ordinary Shares”);

WHEREAS, as a condition to ViewTrade serving as representative of the underwriters in the Offering, the Shareholders have agreed to place a total of 133,921,975 ordinary shares (the “Escrow Shares”) held by the Shareholders, in the exact amounts for each Shareholder as set forth on Exhibit A attached hereto, into escrow with the Escrow Agent, on the terms and conditions set forth herein; and

WHEREAS, the Escrow Agent, has agreed to act as escrow agent pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the terms and conditions hereof, the parties hereby agree as follows:

Section 1. Appointment of Escrow Agent. Subject to the consent of ViewTrade, the Shareholders and the Company hereby appoint the Escrow Agent to act in accordance with the terms and conditions set forth in this Agreement, and the Escrow Agent hereby accepts such appointment and agrees to act in accordance with such terms and conditions.

Section 2. Establishment of Escrow; Restrictions on Transfer; No Short Sales. On the date hereof, as a condition to the closing of the Offering, the Shareholders shall deliver, or cause to be delivered, to the Escrow Agent, certificates representing the Escrow Shares, along with stock powers executed in blank (or such other signed instrument of transfer acceptable to the Company’s transfer agent (the “Transfer Agent”). Each Shareholder hereby irrevocably agrees that, during the Escrow Period (as defined herein) and other than in accordance with this Agreement, such Shareholder will not offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or announce the offering of any of the Escrow Shares (including any securities convertible into, or exchangeable for, or representing the rights to receive Escrow Shares) or engage in any Short Sales (as defined herein) with respect to any security of the Company. In furtherance thereof, the Company will (a) place a stop order on all Escrow Shares, which shall expire as to the applicable Escrow Shares on the date such Escrow Shares are disbursed in accordance with the terms of this Agreement, and (b) notify the Transfer Agent in writing of the stop order and the restrictions on such Escrow Shares under this Agreement and direct the Transfer Agent not to process any attempts by either the Shareholder to resell or transfer any Escrow Shares before the date the Escrow Shares are disbursed in accordance with the terms of this Agreement, or otherwise in violation of this Agreement. For purposes hereof, “Short Sales” include, without limitation, all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers.

Section 3. Representations of each Shareholder and the Company. Each of the Shareholders and the Company hereby represent and warrant, severally and not jointly, as to itself only, to each of ViewTrade and the Escrow Agent as follows:

(a)

Performance of this Agreement and compliance with the provisions hereof will not violate any provision of any applicable law and will not conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance upon, any of the properties or assets of such Shareholder or the Company (as the case may be) pursuant to the terms of, any indenture, mortgage, deed of trust or other agreement or instrument binding upon such Shareholder or the Company (as the case may be).

(b)

Each of the Shareholders and the Company has carefully considered and understands its obligations and rights under this Agreement and in furtherance thereof (x) has consulted with its legal and other advisors to the extent it has deemed appropriate in connection with respect thereto and (y) hereby forever waives and agrees that it may not assert any equitable defenses in any proceeding arising out of or in connection with this Agreement involving the Escrow Shares.

Section 4. Disbursement of the Escrow Shares. Each party hereto hereby agrees as follows:

(a)

(i) In the event that the Valuation of the Company for the fiscal year ending March 31, 2019 is greater than the Pre-IPO Valuation (as defined herein), then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, and no later than thirty (30) days after the Company files its Annual Report on Form 20-F or any equivalent form with the Securities and Exchange Commission (the “Commission”) for the fiscal year ending March 31, 2019, that number of Escrow Shares to the Shareholders (in accordance with the percentage of their respective Escrow Shares in the total Escrow Shares) as determined by subtracting the Pre-IPO Valuation from the Valuation of the Company for the fiscal year ending March 31, 2019, divided by the IPO Price (rounded up or down to the nearest whole share), not to exceed the total number of Escrow Shares; and

(ii) Under the conditions set forth in this subsection 4(a)(i), in the event that the net income of the Company for the year ending March 31, 2019 reaches or exceeds $28,841,594, the total number of Escrow Shares shall be disbursed to the Shareholders in accordance with the percentages of their respective Escrow Shares in the total Escrow Shares and this Agreement terminates accordingly.

(b)

(i) In the event that there are remaining Escrow Shares under the conditions set forth in this subsection 4(a) (the “2019 Remaining Escrow Shares”), and the Valuation of the Company for the fiscal year ending March 31, 2020 is greater than the Pre-IPO Valuation and the Valuation of the Company for the fiscal year ending March 31, 2019, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, and no later than thirty (30) days after the Company files its Annual Report on Form 20-F or any equivalent form with the Commission for the fiscal year ending March 31, 2020, that number of Escrow Shares to the Shareholders (in accordance with the percentages of their respective Escrowed Shares in the total Escrowed Shares) as determined by subtracting the higher of the Pre-IPO Valuation and the Valuation of the Company for the fiscal year ending March 31, 2019 from the Valuation of the Company for the fiscal year ending March 31, 2020, divided by the IPO Price (rounded up or down to the nearest whole share), not to exceed the total number of the 2019 Remaining Escrow Shares;

(ii) Under conditions set forth in this subsection 4(b)(i), in the event that the net income of the Company for the year ending March 31, 2020 reaches or exceeds $28,841,594, the total number of the 2019 Remaining Escrow Shares shall be disbursed to the Shareholders in accordance with the percentages of their respective Escrowed Shares in the total Escrowed Shares and this Agreement terminates accordingly.

(c)

(i) In the event that there are remaining Escrow Shares under the conditions set forth in this subsection 4(b) (the “2020 Remaining Escrow Shares”), and the Valuation of the Company for the fiscal year ending March 31, 2021 is greater than the Pre-IPO Valuation and the Valuation of the Company for each of the fiscal years ending March 31, 2019 and 2020, then the Escrow Agent shall disburse, within five (5) business days after receipt of joint written instructions of the Company and ViewTrade, and no later than thirty (30) days after the Company files its Annual Report on Form 20-F or any equivalent form with the Commission for the fiscal year ending March 31, 2021, that number of Escrow Shares to the Shareholders (in accordance with the percentages of their respective Escrowed Shares in the total Escrowed Shares) as determined by subtracting the highest of the Pre-IPO Valuation and the Valuation of the Company for each of the fiscal years ending March 31, 2019 and 2020 from the Valuation of the Company for the fiscal year ending March 31, 2021, divided by the IPO Price (rounded up or down to the nearest whole share), not to exceed the total number of the 2020 Remaining Escrow Shares;

(ii) Under the conditions set forth in this subsection 4(c)(i), in the event that the net income of the Company for the year ending March 31, 2021 reaches or exceeds $28,841,594, the total number of the 2020 Remaining Escrow Shares shall be disbursed to the Shareholders in accordance with the percentage of their respective Escrowed Shares in the total Escrowed Shares; and

(iii) Under the conditions set forth in this subsection 4(c)(i), in the event that the net income of Company did not reach $28,841,594 for the year ending March 31, 2021, the Escrow Agent shall disburse all the remaining Escrow Shares to the Company within ten (10) business days after the Company files its Annual Report on Form 20-F or any equivalent form with the Commission for the fiscal year ending March 31, 2021, and upon written instruction of ViewTrade, the Escrow Agent is authorized to instruct the Transfer Agent to cancel such Escrow Shares no later than twenty (20) business days after receipt of such Escrow Shares. The Company shall provide evidence of such cancellation to ViewTrade, in a form reasonably satisfactory to ViewTrade, within ten (10) business days after such cancellation.

(d)

In the event that the Company amends, restates, and/or otherwise revises any of its net income for any fiscal year identified in subsections (a) to (c) above whereby the effect would be to cause the Company to not satisfy any previously satisfied condition related to disbursement of any Escrow Shares, then the Shareholders shall immediately return such previously disbursed Escrow Shares based on such specific condition(s) to the Escrow Agent to be held and disbursed in accordance with the terms of this Agreement.

(e)

For the avoidance of doubt, each condition set forth hereunder, and any corresponding release of Escrow Shares, requires that the Ordinary Shares be then listed on a national securities exchange as of the last date of each such fiscal year, and in no event shall the number of Ordinary Shares released to the Shareholders be greater than the total number of Escrow Shares.

(f)	The following terms have the following definitions:

“Escrow Period” shall mean the period starting from the listing of the Company’s shares on The NASDAQ Stock Market or the New York Stock Exchange in conjunction with the Offering and ending 30 days after the filing date of the Company’s Annual Report on Form 20-F for the fiscal year ending March 31, 2021.

“Valuation” shall mean, for each of the fiscal years ending March 31, 2019, 2020 and 2021, such fiscal year’s net income, as reported in the Company’s applicable Annual Report on Form 20-F or any equivalent form as filed with the Commission for such fiscal year (excluding the impact of any compensation expense as a result of the implementation of the share escrow plan contemplated hereby), multiplied by 20.58.

“IPO Price” shall mean the per-share price of the Offering.

“Pre-IPO Valuation” shall equal to the number of ordinary shares issued and outstanding, excluding the Escrow Shares (as determined by subtracting the number of the Escrow Shares from the number of the Total Ordinary Shares), multiplied by the IPO Price.

(g)

Within five (5) business days after the timely filing (after taking into account permitted extensions) of each Annual Report on Form 20-F or any equivalent form for each fiscal year referenced in each of the subsections 4(a) to 4(f) above, ViewTrade shall execute joint written instructions with the Company and provide such joint written instructions with the Company approving the disbursement of the Escrow Shares.

Section 5. Termination and Duration. This Agreement shall terminate upon the disbursement of all of the Escrow Shares by the Escrow Agent in accordance with the terms of this Agreement, provided, however, that this Agreement shall terminate no later than the expiration of the Escrow Period. Any Escrow Shares that have not been disbursed by the Escrow Agent upon the expiration of the Escrow Period shall be cancelled.

Section 6. Escrow Shares. For so long as the Escrow Shares remain in escrow with the Escrow Agent in accordance with the terms of this Agreement, (a) any dividends payable in cash with respect to the Escrow Shares and all voting and other shareholder rights (under law or pursuant to any documentation to which the Company is a party or otherwise bound) applicable to the Escrow Shares shall be paid to and retained by, as applicable, each Shareholder, but any dividends payable in shares or other non-cash property shall be delivered to the Escrow Agent to be held in accordance with the terms of this Agreement, and (b) should the Escrow Agent receive cash dividends or voting materials, such items shall not be held by the Escrow Agent, but shall be passed immediately on to each Shareholder and shall not be invested or held for any time longer than is needed to effectively re-route such items to each Shareholder. In the event that the Escrow Agent receives a communication from the Company requiring the conversion of the Escrow Shares to cash or the exchange of the Escrow Shares for securities of an acquiring company, then such cash or exchanged shares (the “Exchange Shares”) shall be redeposited with the Escrow Agent. Each Shareholder shall be responsible for all of his or her respective taxes resulting from any such conversion or exchange. Subsequent to such conversion, the parties hereto shall negotiate and enter into a supplement agreement to effectuate the cancellation of the Exchange Shares in the event that the net income requirement set forth under 4(c)(iii) hereof is not satisfied.

Section 7. Interpleader. Should any controversy arise among the parties hereto with respect to this Agreement or with respect to the right to receive the Escrow Shares, and conflicting demands or notices are made upon the Escrow Agent arising out of or relating to this Agreement, the Escrow Agent shall have the right to consult and hire counsel and/or to institute an appropriate interpleader action to determine the rights of the parties if the parties cannot resolve such controversy through negotiation. The Escrow Agent is also hereby authorized to institute an appropriate interpleader action upon receipt of a written letter of direction executed by the parties so directing the Escrow Agent. If the Escrow Agent is directed to institute an appropriate interpleader action, it shall institute such action not prior to thirty (30) days after receipt of such letter of direction and not later than sixty (60) days after such date. Any interpleader action instituted in accordance with this Section 7 shall be filed in any court of competent jurisdiction in a New York Court (as defined herein), and the Escrow Shares in dispute shall be deposited with the court and in such event the Escrow Agent shall be relieved of and discharged from any and all obligations and liabilities under and pursuant to this Agreement with respect to the Escrow Shares and any other obligations hereunder.

Section 8. Exculpation and Indemnification of Escrow Agent.

(a)

The Escrow Agent acts under this Agreement as a depositary only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of the escrow, or any part thereof, or for the form or execution of any notice given by any other party hereunder, or for the identity or authority of any person executing any such notice. The Escrow Agent will have no duties or responsibilities other than those expressly set forth herein. The Escrow Agent will be under no liability to anyone by reason of any failure on the part of any party hereto (other than the Escrow Agent) or any maker, endorser or other signatory of any document to perform such person’s or entity’s obligations hereunder or under any such document. Except for this Agreement and instructions to the Escrow Agent pursuant to the terms of this Agreement, the Escrow Agent will not be obligated to recognize any agreement between or among any or all of the persons or entities referred to herein, notwithstanding its knowledge thereof.

(b)

The Escrow Agent will not be liable for any action taken or omitted by it, or any action suffered by it to be taken or omitted, absent gross negligence or willful misconduct. The Escrow Agent may rely conclusively on, and will be protected in acting upon, any order, notice, demand, certificate, or opinion or advice of counsel (including counsel chosen by the Escrow Agent), statement, instrument, report or other paper or document (not only as to its due execution and the validity and effectiveness of its provisions, but also as to the truth and acceptability of any information therein contained) which is reasonably believed by the Escrow Agent to be genuine and to be signed or presented by the duly authorized representative(s) of the Company and ViewTrade. The duties and responsibilities of the Escrow Agent hereunder shall be determined solely by the express provisions of this Agreement and no other or further duties or responsibilities shall be implied, including, but not limited to, any obligation under or imposed by any laws upon fiduciaries. The Escrow Agent shall not be liable, directly or indirectly, for any (i) damages, losses or expenses arising out of the services provided hereunder, other than damages, losses or expenses which have been finally adjudicated to have directly resulted from the Escrow Agent’s gross negligence or willful misconduct, or (ii) special, indirect or consequential damages or losses of any kind whatsoever (including, without limitation, lost profits), even if the Escrow Agent has been advised of the possibility of such losses or damages and regardless of the form of action.

(c)

The Company and each Shareholder each hereby, jointly and severally, indemnify and hold harmless the Escrow Agent and any of their principals, partners, agents, employees and affiliates from and against any expenses, including reasonable attorneys’ fees and disbursements, damages or losses suffered by the Escrow Agent in connection with any claim or demand, which, in any way, directly or indirectly, arises out of or relates to this Agreement or the services of the Escrow Agent hereunder; except, that if the Escrow Agent is guilty of willful misconduct or gross negligence under this Agreement, then the Escrow Agent, will bear all losses, damages and expenses arising as a result of its own willful misconduct or gross negligence. Promptly after the receipt by the Escrow Agent of notice of any such demand or claim or the commencement of any action, suit or proceeding relating to such demand or claim, the Escrow Agent, will notify the other parties hereto in writing. For the purposes hereof, the terms “expense” and “loss” will include all amounts paid or payable to satisfy any such claim or demand, or in settlement of any such claim, demand, action, suit or proceeding settled with the express written consent of the parties hereto, and all costs and expenses, including, but not limited to, reasonable attorneys’ fees and disbursements, paid or incurred in investigating or defending against any such claim, demand, action, suit or proceeding. The provisions of this Section 8 shall survive the termination this Agreement, and the resignation or removal of the Escrow Agent.

Section 9. Compensation of Escrow Agent. The Escrow Agent shall be entitled to compensation for its services in the amount of $10,000, which compensation shall be paid by the Company upon the consummation of the Offering. The fee agreed upon for the services rendered hereunder is intended as full compensation for the Escrow Agent’s services as contemplated by this Agreement; provided, however, that in the event that the Escrow Agent renders any material service not contemplated in this Agreement, or there is any assignment of interest in the subject matter of this Agreement, or any material modification hereof, or if any material controversy arises hereunder, or the Escrow Agent is made a party to any litigation pertaining to this Agreement, or the subject matter hereof, then the Escrow Agent shall be reasonably compensated by the Company for such extraordinary services and reimbursed for all costs and expenses, including reasonable attorneys’ fees, occasioned by any delay, controversy, litigation or event, and the same shall be recoverable from the Company. Prior to incurring any costs and/or expenses in connection with the foregoing sentence and unless required to prevent irreparable harm to the Escrow Agent, the Escrow Agent shall be required to provide written notice to the Company of such costs and/or expenses and the relevancy thereof and the Escrow Agent shall not be permitted to incur any such costs and/or expenses which are not related to litigation prior to receiving written approval from the Company, which approval shall not be unreasonably withheld.

Section 10. Resignation of the Escrow Agent. At any time, upon thirty (30) business days’ written notice to each of the other parties hereto, the Escrow Agent may resign and be discharged from its duties as the Escrow Agent hereunder. As soon as practicable within five (5) business days after its resignation, the Escrow Agent will promptly turn over to a successor escrow agent appointed by the Company, and reasonably acceptable to ViewTrade, the Escrow Shares held hereunder upon presentation of a document appointing the new escrow agent and evidencing its acceptance thereof. If, by the end of the thirty (30) business day period following the giving of notice of resignation by the Escrow Agent, the Company shall have failed to appoint a successor escrow agent, the Escrow Agent shall deposit the Escrow Shares as directed by ViewTrade with the understanding that such Escrow Shares will continue to be subject to the provisions of this Agreement.

Section 11. Records. The Escrow Agent shall maintain accurate records of all transactions hereunder. Promptly after the termination of this Agreement or as may reasonably be requested by the parties hereto from time to time before such termination, the Escrow Agent shall provide the parties hereto, as the case may be, with a complete copy of such records, certified by the Escrow Agent to be a complete and accurate account of all such transactions. The authorized representatives of each of the parties hereto shall have access to such books and records at all reasonable times during normal business hours upon reasonable notice to the Escrow Agent and at the requesting party’s expense.

Section 12. Notice. All notices, demands, consents, requests, instructions and other communications to be given or delivered or permitted under or by reason of the provisions of this Agreement or in connection with the transactions contemplated hereby shall be in writing and shall be deemed to be delivered and received by the intended recipient as follows: (i) if personally delivered, on the business day of such delivery (as evidenced by the receipt of the personal delivery service), (ii) if mailed certified or registered mail return receipt requested, on the business day of such delivery (as evidenced by the signed certified mail card), (iii) if delivered by overnight courier (with all charges having been prepaid), on the business day of such delivery (as evidenced by the receipt of the overnight courier service of recognized standing), (iv) if delivered by facsimile transmission, on the business day of such delivery if sent by 6:00 p.m. in the time zone of the recipient, or if sent after that time, on the next succeeding business day (as evidenced by the printed confirmation of delivery generated by the sending party’s telecopier machine), or (v) if delivered by email on the business day of such delivery (as evidenced by delivery confirmation). If any notice, demand, consent, request, instruction or other communication cannot be delivered because of a changed address of which no notice was given (in accordance with this Section 12), or the refusal to accept same, the notice, demand, consent, request, instruction or other communication shall be deemed received on the second business day the notice is sent (as evidenced by a sworn affidavit of the sender). All such notices, demands, consents, requests, instructions and other communications will be sent to addresses or facsimile numbers as applicable set forth on the signature page hereto.

Section 13. Execution in Counterparts. This Agreement may be executed and delivered in counterparts in any manner (paper, facsimile, electronic or other means), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 14. Assignment and Modification. This Agreement and the rights and obligations hereunder of the Company may be assigned by the Company only following the prior written consent of ViewTrade. This Agreement and the rights and obligations hereunder of the Escrow Agent may be assigned by the Escrow Agent only with the prior written consent of the Company and ViewTrade. This Agreement and the rights and obligations hereunder of each Shareholder may not be assigned. This Agreement may not be changed orally or modified, amended or supplemented without an express written agreement executed by all of the parties hereto. This Agreement is binding upon and intended to be for the sole benefit of the parties hereto and their respective successors, heirs and permitted assigns, and none of the provisions of this Agreement are intended to be, nor shall they be construed to be, for the benefit of any third person. No portion of the Escrow Shares shall be subject to interference or control by any creditor of any party hereto, or be subject to being taken or reached by any legal or equitable process in satisfaction of any debt or other liability of any such party hereto prior to the disbursement thereof to such party hereto in accordance with the provisions of this Agreement.

Section 15. Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. Subject to Section 16, each party hereto irrevocably and unconditionally consents to submit to the jurisdiction of the Federal and state courts in the Borough of Manhattan, City of New York (each, a “New York Court” and collectively, the “New York Courts”) in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. Each party hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit, or proceeding arising out of this Agreement in the New York Courts, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit, or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto each hereby knowingly, voluntarily, irrevocably and intentionally waive the right each may have to a trial by jury with respect to any litigation based hereon or arising out of, under or in connection with this Agreement or the subject matter thereof. This provision is a material inducement for the parties to enter into this Agreement.

Each party hereto agrees that monetary damages may not be an adequate remedy for any breach of the provisions of this Agreement. Accordingly, each party hereto agrees that in the event of any threatened or actual breach of this Agreement, the non-breaching party, in addition to any other remedies at law that it may have, shall be entitled to seek equitable relief (including, among other things, the remedies of injunction, specific performance or a combination of these remedies) in any New York Court.

Section 16. Headings. The headings contained in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

Section 17. Recitals. The recitals herein above are hereby incorporated into this Agreement as if fully stated herein.

Section 18. Merger or Consolidation. Any corporation or association into which the Escrow Agent may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which the Escrow Agent is a party, shall be and become the successor escrow agent under this Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first set forth above.

CORNERSTONE MANAGEMENT, INC.

By:
	Name:	Xu He
	Title:	Chief Executive Officer

Address:
49F, Guangzhou CTF Finance Centre
No. 6, Zhujiang east Road, Zhujiang New Town
Tianhe, Guangzhou, Guangdong Province, PRC
Email:

VIEWTRADE SECURITIES, INC.

By:
	Name:	Douglas Aguililla
	Title:	Director

Address:
7280 W. Palmetto Park Road, Suite 310
Boca Raton, FL 33433
Attention: Douglas Aguililla
Email: dougagui@viewtrade.com

PEARLMAN SCHNEIDER LLP

By:
Name:
Title:

Address:

[Signature Page Continues]

[Signature Page to Escrow Agreement]

Address:

Address:

[End of Signature Page to Share Escrow Agreement]

EXHIBIT A

ESCROW SHARES

Name of Shareholder	Number of Escrow Shares	Percentage
Fundament Limited	46,703,526	34.8734%
Dawnlight Limited	46,703,526	34.8734%
Quick Harvest Consulting Limited	6,371,867	4.7579%
Lionwood Management Limited	10,206,264	7.6210%
Silver Stone Consulting Limited	6,371,867	4.7579%
Smart think Consulting Limited	1,282,832	0.9579%
Infinitus Management Limited	2,552,566	1.9060%
Power Rock Consulting Limited	10,206,264	7.6210%
Gold Sea Management Limited	2,114,558	1.5789%
Gold Light Consulting Limited	1,409,705	1.0526%

TOTAL	133,922,975	100.0000%